EXHIBIT 16


                                 [Letterhead of
                            Jewelcor Management, Inc.
                          100 North Wilkes-Barre Blvd.
                             Wilkes-Barre, PA 18702]




VIA FACSIMILE (650) 655-4300
----------------------------
and FEDERAL EXPRESS
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November 12, 2004

Argonaut Technologies, Inc.
1101 Chess Drive
Foster City, CA  94404
Attn:  Secretary

Re:   Request for Special Meeting of Shareholders

To Whom It May Concern:

      It is our understanding that Husic Capital Management ("HCM") has advised Argonaut Technologies, Inc. (the "Company") that it also wishes to call a special meeting of the shareholders to consider the matters set forth in Jewelcor Management, Inc.'s letter of November 4, 2004 addressed to the Company. Combined, HCM and Jewelcor Management, Inc. ("JMI") own approximately 30.68% of the Company's stock.

      As we previously stated, we believe that the action taken by the Company's Board of Directors to purportedly amend the longstanding By-Law provision, giving holders of more than 10% of the Company's stock the right to call a special meeting is invalid and ineffective under Delaware law. Accordingly, JMI contends that the requirements of Section 2 of Article I of the Company's By-laws have been satisfied and hereby demands that the Company call a special meeting of shareholders to vote on the matter set forth in JMI's November 4, 2004 letter. If the Company fails to schedule the special meeting, JMI is prepared to litigate this issue. The Liquid Audio case referenced in our letter of November 4, 2004 clearly shows that the Delaware courts will not allow a company to manipulate the shareholder franchise.

      Since I ultimately became the Chairman of Liquid Audio, I know that it spent and wasted approximately $1.25 million in connection with this unsuccessful litigation. If the directors refuse to act in accordance with established Delaware law, we intend to hold them personally accountable for their actions. We hope that the Company will promptly schedule the special meeting to avoid unnecessary costs and expenses associated with such litigation.

      JMI is preparing its proxy materials and intends to contact the Company's shareholders to discuss the issues being presented by JMI.

      If you have any questions, please contact me at (570) 822-6277, ext. 23.

                                    Sincerely,

                                    Jewelcor Management, Inc.


                                    /s/ Seymour Holtzman
                                    ----------------------------
                                    President

cc:   Board of Directors